SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

the Securities Act of 1933

PLUMAS BANCORP

(Exact Name of Registrant as Specified in its Charter)

CALIFORNIA	75-2987096
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

35 S. Lindan Avenue, Quincy, CA	95971
(Address of Principal Executive Offices)	(Zip Code)

PLUMAS BANCORP 2013 STOCK OPTION PLAN

(Full Title of the Plan)

ANDY RYBACK, PRESIDENT AND CHIEF EXECUTIVE OFFICER

35 S. Lindan Avenue, Quincy, CA 95971

(Name and Address of Agent for Service)

(530)283-7305

(Telephone Number, including Area Code, of Agent for Service)

Copy to:

Thomas Q. Kwan, Esq.

Gary Steven Findley & Associates

1470 North Hundley Street, Anaheim, California 92806

(714) 630-7136

Indicate by check mark whether Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(a)	Proposed maximum offering price per share(b)	Proposed maximum aggregate offering price	Registration fee
Common stock (No Par Value)	500,000 Shares	$6.62	$3,310,000	$451.48

(a)	The number of shares being registered is the number of shares issuable under the Plumas Bancorp 2013 Stock Option Plan (the “2013 Plan”) which is 500,000 shares. Because of certain events specified in the Plan, an indeterminate number of shares may additionally become subject to issuance under the Plan.
(b)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h) using the average of the high and low prices, as quoted on the Nasdaq Capital Market, of the Common Stock on September 10, 2013, which was $6.62.

PART II

Item 3.	Incorporation of Documents by Reference

Plumas Bancorp (the “Registrant”) hereby incorporates by reference the documents listed below. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

(a)	The Registrant’s annual report filed on Form 10-K for the year ended December 31, 2012.

(b)	The Registrant’s quarterly report filed on Form 10-Q for the quarters ended June 30, 2013 and March 31, 2013 and the Registrant’s current reports filed on Form 8-K on July 24, 2013, May 17, 2013, April 30, 2013, April 24, 2013, and April 19, 2013.

(c)	The description of the Registrant’s common stock is contained in its Registration Statement on Form S-4, file number 333-84534.

Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that another statement contained herein or in any other document subsequently filed, which also is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

The Articles of Incorporation and Bylaws of the Registrant provide for indemnification of agents including directors, officers and employees to the maximum extent allowed by California law including the use of an indemnity agreement. The Registrant’s Articles further provide for the elimination of director liability for monetary damages to the maximum extent allowed by California law. The indemnification law of the State of California generally allows indemnification in matters not involving the right of the corporation, to an agent of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of such person was unlawful. California law, with respect to matters involving the right of a corporation, allows indemnification of an agent of the corporation, if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders; provided that there shall be no indemnification for: (i) amounts paid in settling or otherwise disposing of a pending action without court approval; (ii) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval; (iii) matters in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the proceeding is or was pending shall determine that such person is entitled to be indemnified; or (iv) other matters specified in the California General Corporation Law.

The Registrant’s Bylaws provide that the Registrant shall to the maximum extent permitted by law have the power to indemnify its directors, officers and employees. The Registrant’s Bylaws also provide that the Registrant shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not the Registrant would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of the Registrant’s Bylaws. Each of the directors and executive officers of the Registrant has an indemnification agreement with the Registrant that provides that the Registrant shall indemnify such person to the full extent authorized by the applicable provisions of California law and further provide advances to pay for any expenses which would be subject to reimbursement.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

5.1	Opinion re: Legality

23.1	Consent of Crowe Horwath LLP

99.1	Plumas Bancorp 2013 Stock Option Plan

99.2	Form of incentive stock option agreement for the Plumas Bancorp 2013 Stock Option Plan

99.3	Form of nonqualified stock option agreement for the Plumas Bancorp 2013 Stock Option Plan

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (i) and (ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Quincy, State of California, on September 12, 2013.

PLUMAS BANCORP

/s/ Andrew Ryback
Andrew Ryback
President & CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: September 12, 2013	/s/ Andrew Ryback
Andrew Ryback, President and Chief Executive Officer (Principal Executive Officer)

Date: September 12, 2013	/s/ Richard Belstock
Richard Belstock, EVP/Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Date: September 12, 2013	/s/ Alvin G. Blickenstaff
Alvin G. Blickenstaff, Director

Date: September 12, 2013	/s/ William E. Elliott
William E. Elliott, Director

Date: September 12, 2013	/s/ Gerald W. Fletcher
Gerald W. Fletcher, Director

Date: September 12, 2013	/s/ John Flournoy
John Flournoy, Director

Date: September 12, 2013	/s/ Arthur C. Grohs
Arthur C. Grohs, Director

Date: September 12, 2013	/s/ Robert J. McClintock
Robert J. McClintock, Director

Date: September 12, 2013	/s/ Terrance J. Reeson
Terrance J. Reeson, Director

Date: September 12, 2013	/s/ Daniel E. West
Daniel E. West, Director

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion re: Legality

23.1	Consent of Crowe Horwath LLP

99.1	Plumas Bancorp 2013 Stock Option Plan

99.2	Form of incentive stock option agreement for the Plumas Bancorp 2013 Stock Option Plan

99.3	Form of nonqualified stock option agreement for the Plumas Bancorp 2013 Stock Option Plan